Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.0001

OF

LORDSTOWN MOTORS CORP.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Lordstown Motors Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), authorizes the issuance of 462,000,000 shares of capital stock, consisting of 450,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) and 12,000,000 shares of undesignated preferred stock, par value $0.0001 per share (“Preferred Stock”);

That, subject to the provisions of the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (as amended by the Certificate of Amendment, the “Certificate of Incorporation”), the board of directors of the Company (the “Board”) is authorized to fix by resolution or resolutions the designations and the powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, of any series of Preferred Stock, and to fix the number of shares constituting any such series.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on November 4, 2022, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:

SECTION 1.      Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 1,000,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding and subject to Section 12(b)(iii)) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

SECTION 2.      Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)            on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)            junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c)            senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

SECTION 3.      Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all dividends that have accrued on such share pursuant to Section 4(c), whether or not declared, but that have not, as of such date, been paid.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Preferred Dividend Payment Date immediately preceding such date of determination (taking into account the payment of Dividends, if any, on such Preferred Dividend Payment Date) or (b) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person together with such Person’s Affiliates is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, however, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person into Common Stock).

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Dividend” has the meaning set forth in Section 4(d).

“Certificate of Amendment” has the meaning set forth in the recitals above.

“Certificate of Designations” means this Certificate of Designation, Preferences and Rights, as may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“Change of Control” means the occurrence, directly or indirectly, of one of the following, whether in a single transaction or a series of transactions:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any of the Investor Parties (or any “group” that includes any of the Investor Parties), and (ii) the Company, its wholly-owned Subsidiaries and the employee benefit plans of the Company and its wholly-owned Subsidiaries, who files a Schedule TO or any schedule, form or report under the Exchange Act disclosing or with respect to whom it otherwise becomes known (through public disclosure or otherwise) to the Company that such person or group has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of any such transaction in which (i) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its parent entity immediately following such transaction and (ii) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its parent entity in substantially the same proportion to each other as immediately prior to such transaction; or

(b)         the merger or consolidation of the Company with or into another Person (other than any of the Investor Parties (or any “group” that includes any of the Investor Parties)) or the merger of another Person (other than any of the Investor Parties (or any “group” that includes any of the Investor Parties)) with or into the Company, or the sale, transfer or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person (other than any of the Investor Parties (or any “group” that includes any of the Investor Parties)), or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person or parent entity in such merger or consolidation transaction immediately after such transaction, and (ii) in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company.

“Change of Control Effective Date” has the meaning set forth in Section 9(c).

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, (i) in the case of a conversion pursuant to Section 9(a)(i), the date on which the Company issues the shares of Common Stock upon conversion of such share and (ii) in the case of a Change of Control Put, the date on which the Company makes the payment in full of the Change of Control Purchase Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.

“Change of Control Purchase Price” has the meaning set forth in Section 9(a)(ii).

“Change of Control Put” has the meaning set forth in Section 9(a)(ii).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ on such date. If the Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Dividend” has the meaning set forth in Section 4(b).

“Common Stock” has the meaning set forth above in the recitals above.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(e).

“Company” has the meaning set forth in the recitals above.

“Constituent Person” has the meaning set forth in Section 11(a).

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $100 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 51.6529 shares of Common Stock, subject to adjustment as set forth herein.

“Covered Repurchase” has the meaning set forth in Section 10(a)(iii).

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on, and including, the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.

“DGCL” has the meaning set forth in the recitals above.

“Distributed Property” has the meaning set forth in Section 10(a)(iv).

“Distribution Transaction” means any dividend or other distribution of equity securities of a Subsidiary of the Company to holders of Common Stock in which such Person ceases to be a Subsidiary of the Company by reason of such dividend or distribution of equity securities, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Rate” means 8% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 11(a).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by a majority of the Board acting in good faith, (a) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of more than $20,000,000 but less than $50,000,000, or (b) as to any security or other property with a Fair Market Value of $50,000,000 or more, using an Independent Financial Advisor to provide a valuation opinion.

“Holder” means a Person in whose name any Series A Preferred Stock is registered in the Register.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Preferred Dividend Payment Period (or in the case of the first Preferred Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one-fourth of the Dividend Rate applicable on such date.

“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party; (d) all securitization or similar facilities of the Company or any of its Subsidiaries; and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant shall not be an Affiliate of the Company and shall be reasonably acceptable to the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time.

“Initial Change of Control Notice” has the meaning set forth in Section 9(b).

“Initial Dividend Payment Date” has the meaning set forth in the definition of “Preferred Dividend Payment Date.”

“Investment Agreement” means that certain Investment Agreement between the Company and the Investor dated as of November 7, 2022, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor” has the meaning set forth in the Investment Agreement.

“Investor Designee” means an individual nominated by the Board as a “Investor Designee” for election to the Board pursuant to Section 5.09(a), Section 5.09(c) or Section 5.09(d) of the Investment Agreement.

“Investor Parties” means Investor and its Affiliates.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $100 per share.

“Mandatory Conversion” has the meaning set forth in Section 7(a).

“Mandatory Conversion Date” has the meaning set forth in Section 7(a).

“Mandatory Conversion Price” means 200% of the Conversion Price, as adjusted pursuant to the provisions of Section 11(a). The Mandatory Conversion Price shall initially be $3.88.

“Market Disruption Event” means any of the following events:

(a)         any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(b)         any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“NASDAQ” means the NASDAQ Global Select Market (or its successor).

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Optional Conversion” has the meaning set forth in Section 6(a).

“Original Issuance Date” means the Initial Closing Date, as defined in the Investment Agreement.

“Ownership Limitation” has the meaning set forth in Section 8(f)(i).

“Parity Stock” has the meaning set forth in Section 2(a).

“Participating Dividend” has the meaning set forth in Section 4(b).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Dividend” has the meaning set forth in Section 4(c).

“Preferred Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Original Issuance Date (the “Initial Dividend Payment Date”); provided, however, that if any such Quarterly Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Quarterly Date, without any interest.

“Preferred Dividend Payment Period” means (a) in respect of any share of Series A Preferred Stock issued on the Original Issuance Date, the period from and including the Original Issuance Date to but excluding the Initial Dividend Payment Date and, subsequent to the Initial Dividend Payment Date, the period from and including any Preferred Dividend Payment Date to but excluding the next Preferred Dividend Payment Date, and (b) for any share of Series A Preferred Stock issued subsequent to the Original Issuance Date, the period from and including the Issuance Date of such share to but excluding the next Preferred Dividend Payment Date and, subsequently, in each case the period from and including any Preferred Dividend Payment Date to but excluding the next Preferred Dividend Payment Date.

“Preferred Stock” has the meaning set forth in the recitals above

“Quarterly Date” has the meaning set forth in the definition of “Preferred Dividend Payment Date.”

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register” means the securities register maintained in respect of the Series A Preferred Stock by the Company, or, to the extent the Company has engaged a transfer agent, such transfer agent.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

“Reorganization Event” has the meaning set forth in Section 11(a)(iii).

“Required Number of Shares” has the meaning set forth in Section 9(g).

“Requisite Stockholder Approval” means the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules (as in effect on the date this Certificate of Designations is filed with the Delaware Secretary of State) with respect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rule (as in effect on the date this Certificate of Designations is filed with the Delaware Secretary of State).

“Satisfaction of Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Stockholder Voting Power” means the aggregate number of shares of Voting Stock of the Company, with the calculation of such aggregate number of shares of Voting Stock being conclusively made for all purposes under this Certificate of Designations and the Certificate of Incorporation, absent manifest error, by the Company based on the Company’s review of the Register, the Company’s other books and records, each Holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence satisfactory to the Company regarding any Holder’s beneficial ownership of any securities of the Company.

A “Subsidiary” of any Person means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business and on which there has not occurred a Market Disruption Event.

“Trading Period” has the meaning set forth in Section 7(a).

“Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least five (5) Business Days prior to the Change of Control Purchase Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the Average Assumed Dividend Period; provided, however, that if such Average Assumed Dividend Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Assumed Dividend Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and, provided, further, that the Treasury Rate shall not in any event be less than zero. For purposes of this definition, “Average Assumed Dividend Period” shall mean the average number of months (weighted based on the amount of the assumed dividends) from the Change of Control Purchase Date to the applicable Preferred Dividend Payment Date for each dividend assumed to be paid for purposes of the calculation.

“Trigger Event” has the meaning set forth in Section 10(a)(vi).

“Voting Stock” means (a) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company, in each case, having the right to vote generally in any election of directors of the Board and (b) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “RIDE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Company for such purpose).

SECTION 4.      Dividends. (a)  Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)            Participating Dividends. Subject to the provisions of this Section 4, dividends or distribution may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time (a “Common Dividend”); provided that at the time of such authorization, the Board or such committee authorizes an equivalent dividend or distribution on the Series A Preferred Stock (a “Participating Dividend”) such that (i) the Record Date and the payment date for such Participating Dividend occur on the same respective date as the Record Date and payment date for such Common Dividend and (ii) the kind and amount of consideration payable per share of Series A Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Dividend in respect of a number of shares of Common Stock that would be issuable upon conversion of a share of Series A Preferred Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein or in Section 8(f)) immediately prior to the Record Date for such Common Dividend.

(c)            Preferred Dividends. In addition to the Participating Dividends, dividends on each share of Series A Preferred Stock (the “Preferred Dividends”) (i) shall accrue and accumulate on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has funds legally available to make payment thereof, at a rate per annum equal to the Dividend Rate as further specified below and compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and (ii) shall, subject to the terms of Section 4(d), be payable quarterly in arrears, if, as and when authorized by the Board and declared by the Company, only out of funds legally available therefor, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Preferred Dividend Payment Period in which such day falls; provided, however, that if during any Preferred Dividend Payment Period any Accrued Dividends in respect of one (1) or more prior Preferred Dividend Payment Periods are paid, then after the date of such payment the amount of Preferred Dividends accruing with respect to any share of Series A Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Preferred Dividend Payment Period. The amount of Preferred Dividends accrued with respect to any share of Series A Preferred Stock for any Preferred Dividend Payment Period shall equal the sum of the daily Preferred Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Preferred Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Preferred Dividend Payment Date, the amount of Preferred Dividends accrued with respect to the Preferred Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Preferred Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Preferred Dividend Payment Date.

(d)            Payment of Preferred Dividends. Preferred Dividends may be paid only if, as and when authorized by the Board and declared by the Company. Preferred Dividends that have accrued in a Preferred Dividend Payment Period may, at the option of the Company in its sole discretion and to the extent permitted by applicable law, be paid fully or partially in cash on the Preferred Dividend Payment Date immediately following such Preferred Dividend Payment Period (any Preferred Dividend or portion of a Preferred Dividend paid in such manner, a “Cash Dividend”); provided, however, that Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(e)            Record Date. Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board for such dividends (each such date, a “Dividend Record Date”) which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”); and (ii) with respect to Preferred Dividends (including Accrued Dividends that were not declared and paid on the Preferred Dividend Payment Date immediately following the Preferred Dividend Payment Period in which they accrued), shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date.

(f)            Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless full Preferred Dividends on all outstanding shares of Series A Preferred Stock that have accrued from and including the date of issuance have been declared and paid in cash, or have been or contemporaneously are declared and a sum sufficient for the payment of those Preferred Dividends has been or is set aside for the benefit of the Holders, the Company may not declare any cash dividend on, or make any cash distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i)           purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants, including acquisitions in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards);

(ii)          purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii)         as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iv)        purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(v)         payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(vi)        distributions of Junior Stock or rights to purchase Junior Stock; or

(vii)       any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption, repurchase or exchange of any rights under any such plan.

Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Preferred Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

(g)            Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 6(a) or Section 7, as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable dividend payment date; provided, however, that the amount of such dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 6(a) or Section 7, as applicable, with respect to such Conversion Date.

SECTION 5.      Liquidation Rights. (a)  Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein or in Section 8(f)). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b)            Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) above to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6.      Right of the Holders to Convert.

(a)            Subject to the terms of Section 8(f), from and after the later of (1) May 7, 2023 and (2) the earlier of (x) the date of the Subsequent Common Purchase (as defined in the Investment Agreement) and (y) November 7, 2023 each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert (an “Optional Conversion”) each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 8(e); provided that no such conversion by any Holder shall be permitted until the expiration or early termination of the applicable waiting period, if any, under the HSR Act with respect to any conversion of the Series A Preferred Stock by such Holder. The right of Optional Conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided, that, in each case, no right of Optional Conversion may be exercised by a Holder in respect of fewer than 10,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(b)            The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding (without regard to Section 8(f)). Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

SECTION 7.      Mandatory Conversion by the Company. (a) At any time after the three (3) year anniversary of the Original Issuance Date, if the VWAP per share of Common Stock was greater than the Mandatory Conversion Price for each of at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (such thirty (30) consecutive Trading Day period, the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”), subject to Section 8(f), all of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a), the “Mandatory Conversion Date”); provided, however, that the Company may not require a Mandatory Conversion if such Mandatory Conversion is prohibited by the Investment Agreement. In the case of a Mandatory Conversion, subject to Section 8(f), each share of Series A Preferred Stock then outstanding shall be converted into (A) the number of shares of Common Stock equal to the quotient of (1) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (2) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (B) cash in lieu of fractional shares as set out in Section 8(e).

(b)            Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within twenty (20) Business Days following the completion of the applicable thirty (30) day Trading Period referred to in Section 7(a) above, provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, delivery of a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i)          the Mandatory Conversion Date selected by the Company; and

(ii)         the Conversion Rate as in effect on the Mandatory Conversion Date, the amount of Accrued Dividends on each share of Series A Preferred Stock held by such Holder as of the Mandatory Conversion Date, the number of shares of Common Stock to be issued to such Holder upon conversion of each share of Series A Preferred Stock held by such Holder (including in respect of the Accrued Dividends thereon) and, if applicable, the cash in lieu of fractional shares to be paid thereon.

SECTION 8.      Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. A Holder must do each of the following in order to receive shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 8:

(i)           in the case of an Optional Conversion, complete and manually sign the conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”), and deliver such notice to the Company; provided, however, that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;

(ii)         deliver to the Company the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii)         if required, furnish appropriate endorsements and transfer documents; and

(iv)         if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

The “Conversion Date” means (A) with respect to an Optional Conversion pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8 (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7, the Mandatory Conversion Date.

(b)            Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, subject to Section 8(f), Preferred Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and on conversion, such shares of Series A Preferred Stock shall cease to be outstanding.

(c)            Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and, to the extent applicable, cash as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in this Section 8 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 8(e)). Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an Optional Conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and cash should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d)            No Adjustment. No adjustment to shares of Series A Preferred Stock being converted on a Conversion Date or to the shares of Common Stock deliverable to the Holders upon the conversion thereof shall be made in respect of dividends or other distributions payable to holders of the Common Stock as of any date prior to the close of business on such Conversion Date (it being understood that the foregoing shall not limit any Holder’s right to receive Participating Dividends payable prior to such time or the operation of Section 10(a) in respect of events occurring prior to such time). Until the Conversion Date with respect to any share of Series A Preferred Stock has occurred, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein.

(e)            Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one (1) additional whole share of Common Stock. To determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

(f)             Limitation on Conversion Right.

(i)          Notwithstanding anything to the contrary in this Certificate of Designations, (A) unless and until CFIUS Clearance (as defined in the Investment Agreement), is obtained, no shares of Common Stock will be issued or delivered upon any proposed conversion of any Series A Preferred Stock of any Investor Party, and no Series A Preferred Stock of any Investor Party will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in the Investor Parties or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nine and ninety-nine-one-hundredths percent (9.99%) of the then-outstanding Stockholder Voting Power and (B) unless and until the Requisite Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon any proposed conversion of any Series A Preferred Stock of any Holder, and no Series A Preferred Stock of any Holder will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nineteen and ninety-nine-one-hundredths percent (19.99%) of the then-outstanding Stockholder Voting Power (the restrictions set forth in the preceding clauses (A) and (B) of this sentence, the “Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. The Company is not required to obtain, or to try to obtain, the Requisite Stockholder Approval.

(ii)         Any purported conversion (and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock) will be void and have no effect to the extent, but only to the extent, that such conversion and delivery would result in any Holder becoming the beneficial owner of shares of Common Stock outstanding at such time in excess of the Ownership Limitation. For the avoidance of doubt, a Holder may effect an Optional Conversion, and the Company may, upon exercise of its Mandatory Conversion right, force conversion of, a portion of such Holder’s Series A Preferred Stock up to the Ownership Limitation, in each case subject to the other requirements of this Certificate of Designations applicable to such Optional Conversion or Mandatory Conversion, as applicable.

(iii)        Except as otherwise provided herein, if any consideration otherwise due upon the proposed conversion of any Series A Preferred Stock pursuant to an Optional Conversion or Mandatory Conversion is not delivered as a result of the Ownership Limitation, then the Company’s obligation to deliver such consideration will not be extinguished, and the Company will deliver such consideration (and the relevant shares of Series A Preferred Stock shall be deemed converted) as soon as reasonably practicable after the Holder of such Series A Preferred Stock provides written evidence satisfactory to the Company that such delivery will not contravene the Ownership Limitation. A Holder will provide such evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Common Stock issuable upon conversion of Series A Preferred Stock may be delivered without contravening the Ownership Limitation. For the avoidance of doubt, until consideration due upon the conversion of any Series A Preferred Stock is delivered, such Series A Preferred Stock shall be deemed not to have converted, Preferred Dividends shall continue to accrue thereon and consideration ultimately paid out in respect thereof shall take into account such accrued Preferred Dividends (to the extent not previously paid as Cash Dividends).

(g)            Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(h)            Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

SECTION 9.      Change of Control. (a) Holder Rights Upon Change of Control. Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock may, at such Holder’s election: (i) effective as of immediately prior to the Change of Control, convert all or a portion of its shares of Series A Preferred Stock pursuant to an Optional Conversion (subject to the limitations set forth in Section 8(f)), or (ii) require the Company to purchase (a “Change of Control Put”), any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the Liquidation Preference of such share of Series A Preferred Stock plus (y) the Accrued Dividends in respect of such share of Series A Preferred Stock, in each case as of the applicable Change of Control Purchase Date and (B) the amount of cash and the Fair Market Value of any other property that the Holder would have received if such Holder had converted such share of Series A Preferred Stock into Common Stock immediately prior to the Change of Control (the greater of (A) and (B), the “Change of Control Purchase Price”); provided, the Company shall only be required to pay the Change of Control Purchase Price to the extent such purchase can be made out of funds legally available therefor and not in the event where such holder actually converts its shares of Series A Preferred Stock into Common Stock.

(b)            Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed), (ii) a description of the material terms and conditions of the Change of Control and (iii) the then applicable Conversion Rate. No later than ten (10) Business Days prior to the date on which the Company anticipates consummating the Change of Control as set forth in the Initial Change of Control Notice (or, if the Change of Control has already occurred as provided in the Initial Change of Control Notice, promptly, but no later than the tenth (10th) Business Day following receipt thereof), any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Company in writing thereof and shall specify (x) whether such Holder is electing to exercise its rights pursuant to Section 9(a)(i), (ii) or both, and (y) the number of shares of Series A Preferred Stock subject thereto.

(c)            Final Change of Control Notice. If a Holder elects to exercise its rights pursuant to Section 9(a)(ii), within two (2) days following the effective date of the Change of Control (the “Change of Control Effective Date”) (or if the Company discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company on such Change of Control Effective Date, which notice shall contain:

(i)          a statement setting forth in reasonable detail the calculation of the Change of Control Purchase Price with respect to such Holder;

(ii)         the Change of Control Purchase Date, which shall be no later than sixty (60) days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 9(c)(iii) below; and

(iii)        the instructions a Holder must follow to receive the Change of Control Purchase Price in connection with such Change of Control.

(d)            Change of Control Put Procedure. To receive the Change of Control Purchase Price, a Holder must surrender to the Company in accordance with the instructions delivered pursuant to Section 9(c)(iii), the certificates representing the shares of Series A Preferred Stock to be repurchased by the Company or lost stock affidavits therefor, to the extent applicable.

(e)            Delivery upon Change of Control Put. Upon a Change of Control Put, after Satisfaction of Indebtedness Obligations and subject to Section 9(g), the Company (or its successor) shall deliver or cause to be delivered to the Holder by mail or wire transfer the Change of Control Purchase Price of such Holder’s shares of Series A Preferred Stock. Until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Change of Control Purchase Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; provided that no such shares of Series A Preferred Stock may be converted into shares of Common Stock following the Change of Control Effective Date.

(f)             Partial Exercise of Change of Control Put. In the event that a Change of Control Put is effected with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, promptly following such Change of Control Put, the Company shall reflect in the Register the remaining shares of Series A Preferred Stock held by such Holder.

(g)            Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 9(a) (the “Required Number of Shares”), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 9(a), a number of shares of Series A Preferred Stock with an aggregate Change of Control Purchase Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Purchase Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Company (or its successor and assigns) to make a purchase payment for any reason shall not relieve the Company (or its successor and assigns) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Change of Control Purchase Price in full when due in accordance with this Section 9 in respect of some or all of the shares or Series A Preferred Stock to be repurchased pursuant to the Change of Control Put, the Company will pay Preferred Dividends on such shares not repurchased at the then applicable Dividend Rate per annum until such shares are repurchased, payable quarterly in arrears on each Preferred Dividend Payment Date, for the period from and including the Initial Dividend Payment Date (or the Issuance Date, as applicable) upon which the Company fails to pay the Change of Control Purchase Price in full when due in accordance with this Section 9 through but not including the latest of the day upon which the Company pays the Change of Control Purchase Price in full in accordance with this Section 9. Notwithstanding the foregoing, in the event a Holder exercises a Change of Control Put pursuant to this Section 9 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9.

(h)            Change of Control Agreements. The Company shall not enter into any agreement for, or otherwise willingly engage in, a transaction constituting a Change of Control, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control, to the effect that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of Indebtedness Obligations and the payment of the Change of Control Purchase Price in respect of all shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 6, Section 7 or this Section 9, as applicable.

(i)            Conversion Right. Notwithstanding anything to the contrary herein, in the event that Section 8(f) would operate to limit the number of shares of Common Stock that a Holder may receive upon exercise of its Optional Conversion right in connection with a Change of Control, such Holder shall be entitled to exercise its Optional Conversion right to receive the proceeds (as opposed to a right to receive shares of Common Stock) of the Change of Control on its Series A Preferred Stock as converted to Common Stock without regard to Section 8(f).

SECTION 10.      Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 10, without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i)          The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0 = the Conversion Rate in effect immediately prior to (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

CR1 = the new Conversion Rate in effect immediately after (i) the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification.

Any adjustment made pursuant to this Section 10(a)(i) shall be effective immediately after the close of business on (A) the Record Date for such dividend or distribution or (B) the effective date of such subdivision, combination or reclassification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

(ii)         The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(vi) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X)] / (OS0+Y)

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend, distribution or other issuance;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or other issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or other issuance.

For purposes of this Section 10(a)(ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this Section 10(a)(ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or other issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announced its decision not to issue such rights, options or warrants to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or other issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii)            The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 10(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except (A) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (B) through an “accelerated share repurchase” on customary terms or (C) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)) / (SP1 x OS0)]

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date;

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase;

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase; and

SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date.

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this Section 10(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iii).

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)       The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a)(i) or Section 10(a)(ii) hereof; (B) Distribution Transactions as to which Section 10(a)(v) shall apply; (C) dividends or distributions paid exclusively in cash; and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(vi) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Current Market Price as of the Record Date for such dividend or distribution; and

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided, however, that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution; provided, that such holder’s receipt or ownership of such Distributed Property is not otherwise limited or prohibited by the provisions hereof.

Any adjustment made pursuant to this Section 10(a)(iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)            The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction;

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction;

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one (1) share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten (10) consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction; and

MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this Section 10(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(v) shall be delayed only to the extent necessary in order to complete the calculations provided for in this Section 10(a)(v).

(vi)        If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (A) become exercisable or (B) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45)-day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iv), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 10(a)(vi), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(b)            Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one (1) share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required, unless such adjustment would require an increase or decrease of at least one percent (1%) of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment.

(c)            When No Adjustment Required. (i)  Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii)         Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)        No adjustment to the Conversion Rate will be made:

(A)            upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)            upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(C)            upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security; or

(D)            for a change solely in the par value of the Common Stock.

(d)            Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e)            Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)            Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 10(f):

(i)          compute the adjusted applicable Conversion Rate in accordance with this Section 10; and

(ii)         (A) in the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 10 (but only if the action of the type described in this Section 10 would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series A Preferred Stock), the Company shall, at the time of such notice or announcement, and in the case of any action that would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first-class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property, which shall be deliverable upon conversion or redemption of the Series A Preferred Stock or (B) in the event that the Company does not give notice or make a public announcement as set forth in Section 10(f)(ii)(A), the Company shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more provisions of this Section 10 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in Section 10(f)(ii)(A); and

(iii)        whenever the Conversion Price shall be adjusted pursuant to one or more provisions of this Section 10, the Company shall, as soon as practicable following the determination of the revised Conversion Price, (A) file at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (B) cause a copy of such statement to be sent in the manner set forth in Section (10) (f)(ii)(A) to each Holder.

SECTION 11.      Adjustment for Reorganization Events.

(a)            Reorganization Events. In the event of:

(i)          any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the total voting power of the Voting Stock of the Company is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii)         any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii)        any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

other than, in each case, any such transaction that constitutes a Change of Control, with respect to which, for the avoidance of doubt, the provisions of Section 9 shall apply (each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 11(d) and Section 12(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

(b)            Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events.

(c)            Reorganization Event Notice. The Company (or any successor and assigns) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)            Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event, unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

SECTION 12.      Voting Rights.

(a)            General. The Holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class; provided, that shares of Series A Preferred Stock that are in excess of the Ownership Limitation shall not be entitled to vote with holders of the Common Stock on any matters submitted to a vote of stockholders of the Company. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted (taking into account the Ownership Limitation in Section 8(f), applied ratably with respect to each outstanding share of Series A Preferred Stock) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited; provided that no Holder of shares of Series A Preferred Stock shall be entitled to vote with the holders of Common Stock or any other class or series of Capital Stock of the Company until the expiration or early termination of the applicable waiting period under the HSR Act, if a filing under the HSR Act is required for such Holder with respect to either its acquisition of such shares of Series A Preferred Stock or any conversion of the Series A Preferred Stock; provided, however, that the Investor Parties that hold shares of Series A Preferred Stock shall not be entitled to any voting rights in respect of such shares of Series A Preferred Stock, at any stockholders’ meeting or in any written consent of stockholders, in each case to the extent, and only to the extent, that such Investor Parties would have the right to a number of votes in respect of such Investor Parties’ shares of Common Stock, Preferred Stock or other Capital Stock of the Company in excess of the Ownership Limitation. For the avoidance of doubt, the Holders of shares of Series A Preferred Stock shall not be entitled to any voting rights in each case to the extent, and only to the extent, that the issuance, delivery, conversion or convertibility of such Series A Preferred Stock would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of the Ownership Limitation. The Holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-Laws as if they were holders of record of Common Stock for such meeting.

(b)            Adverse Changes. So long as 25% Beneficial Ownership Requirement (as defined in the Investment Agreement) is satisfied, in addition to any other vote required by applicable law, the Company may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent from the Holders of at least a majority of the then-issued and outstanding shares of Series A Preferred, voting as a separate class:

(i)          amend, alter, repeal or otherwise modify (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including this Certificate of Designations) or By-Laws in a manner that would adversely affect the powers, preferences, rights or privileges of the Series A Preferred Stock;

(ii)         any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, in each case other than the issuance of Parity Stock with an aggregate liquidation preference or par amount of no more than $30,000,000;

(iii)        any increase or decrease in the authorized number of shares of Series A Preferred Stock or issuance of shares of Series A Preferred Stock after the Issuance Date other than issuances of Series A Preferred Stock under the Investment Agreement;

(iv)        increase the size of the Board;

(v)         sell, license or lease or encumber any material portion of the Company’s hub motor technology and production line other than the disposition of obsolete, replaced, no longer used or useful, or worn out property, in the ordinary course of business.

For purposes of this Section 12, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.

(c)            Each Holder of Series A Preferred Stock will have one (1) vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(d)            The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of Section 9(h), and any amendment or waiver of any of the provisions of Section 9(h) approved by such percentage of the Holders shall be binding on all of the Holders.

(e)            For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or By-Laws, the Holders shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

SECTION 13.      Transfer Agent. The Company may appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Company and such transfer agent; provided, however, that the Company shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders. When a Holder requests to register the transfer of shares of Series A Preferred Stock, the Company or the Company’s transfer agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met.

SECTION 14.      Status of Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series A Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

SECTION 15.      Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

SECTION 16.      Creation of Capital Stock. Subject to Section 12(b)(ii), the Board, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 17.      No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 18.      Taxes. (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes imposed in the United States that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any jurisdiction outside the United States or any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than the name in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)            Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 19.      Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, (i) if to the Company, to its office at 2300 Hallock Young Road, Lordstown, Ohio 44481 (Attention: General Counsel), or to any transfer or other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register; or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 20.      Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 21.      Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

SECTION 22.      Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein, which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term, unless so expressed herein.

SECTION 23.      Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Investor Parties, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor Parties or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Company’s Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Company. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 23. Neither the alteration, amendment or repeal of this Section 23, nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this Section 23, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Section 23 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 23, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 23 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 23 (including, without limitation, each portion of any paragraph of this Section 23 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 23 (including, without limitation, each such portion of any paragraph of this Section 23 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 23 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the By-Laws, any other agreement between the Company and such director, officer, employee or agent or applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 18th day of November, 2022.

LORDSTOWN MOTORS CORP.

By:	/s/ Melissa A. Leonard
Name: Melissa A. Leonard
Title: Executive Vice President, General Counsel & Secretary

Exhibit I
LORDSTOWN MOTORS CORP.
CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Lordstown Motors Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of Lordstown Motors Corp., a Delaware corporation (the “Company”), indicated below into shares of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”), [as of the date specified below][[upon/immediately prior to], and subject to the occurrence of, [●]].

Date of Conversion (if applicable):

Number of shares of Series A Preferred Stock to be converted:

Share certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (if applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Payment instructions for cash payment in lieu of fractional shares:

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT (IF ANY).]

ACKNOWLEDGMENT

The Company hereby acknowledges the attached Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [__] from the Company and acknowledged and agreed to by [__].

Lordstown Motors Corp.

By:
Name:
Title: